Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2007, accompanying the consolidated financial statements in the Annual Report of Gulfport Energy Corporation on Form 10-KSB for the year ended December 31, 2006, which is incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Oklahoma City, Oklahoma

October 26, 2007